Proxy Voting Results

A special meeting of shareholders was held on October 17, 2016. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.

# of Votes	% of Votes

Peter C. Aldrich

Affirmative	80,345,400,272.38	97.367
Withheld	2,172,700,318.89	2.633
TOTAL	82,518,100,591.27	100.000

Amy Butte Liebowitz

Affirmative	80,349,798,079.05	97.372
Withheld	2,168,302,512.22	2.628
TOTAL	82,518,100,591.27	100.000

Ralph F. Cox

Affirmative	80,185,900,067.22	97.174
Withheld	2,332,200,524.05	2.826
TOTAL	82,518,100,591.27	100.000

Mary C. Farrell

Affirmative	80,442,189,509.02	97.484
Withheld	2,075,911,082.25	2.516
TOTAL	82,518,100,591.27	100.000

Bruce T. Herring

Affirmative	80,450,867,609.22	97.495
Withheld	2,067,232,982.05	2.505
TOTAL	82,518,100,591.27	100.000

Karen Kaplan

Affirmative	80,281,077,426.19	97.289
Withheld	2,237,023,165.08	2.711
TOTAL	82,518,100,591.27	100.000

Robert A. Lawrence

Affirmative	80,483,442,135.49	97.534
Withheld	2,034,658,455.78	2.466
TOTAL	82,518,100,591.27	100.000

PROPOSAL 2e
To approve a sub-advisory agreement among Strategic Advisers, FIAM LLC (FIAM) and the Trust on behalf of Strategic Advisers® International Fund with respect to FIAM's Emerging Markets strategy.

	# of Votes	% of Votes
Affirmative	12,119,408,252.86	93.984
Against	308,329,121.91	2.391
Abstain	467,468,639.77	3.625
TOTAL	12,895,206,014.54	100.000

PROPOSAL 3a

To approve a sub-advisory agreement among Strategic Advisers, FIL Investment Advisors (FIA) and the Trust and a sub-subadvisory agreement between FIA and FIL Investment Advisors (UK) Limited (FIA (UK)) on behalf of Strategic Advisers® International Fund with respect to FIA's Regional strategy.

	# of Votes	% of Votes
Affirmative	12,122,705,125.35	94.009
Against	303,211,731.30	2.352
Abstain	469,289,157.89	3.639
TOTAL	12,895,206,014.54	100.000

PROPOSAL 4e

To approve a sub-advisory agreement among Strategic Advisers, Geode Capital Management, LLC (Geode) and the Trust on behalf of Strategic Advisers® International Fund with respect to Geode's International Factor-Based strategy.

	# of Votes	% of Votes
Affirmative	12,136,120,829.69	94.113
Against	283,795,366.69	2.201
Abstain	475,289,818.16	3.686
TOTAL	12,895,206,014.54	100.000

Proposal 1 reflects trust wide proposal and voting results.